Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:
Jimmy Ridings	Hala Aly
Chairman and Chief Executive Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	haly@halliburtonir.com

Craftmade International Announces Sales and Earnings Results
For Its Fiscal 2005 First Quarter

COPPELL, TEXAS, November 10, 2004 - Craftmade International, Inc. (Nasdaq: CRFT) today reported that net income declined 41.0% to $1,398,000 for its fiscal 2005 first quarter ended September 30, 2004, compared to net income of $2,370,000 for the same period in the previous year. On a fully diluted basis, net income per share decreased 37.2% to $0.27 for the first quarter ended September 30, 2004, compared to earnings per share of $0.43 for the corresponding year-ago period. Fully diluted shares outstanding for the three-month period were 5,124,000 compared to 5,481,000 for the same period last year.

The Company also announced that it has accepted the resignation of its Chief Financial Officer. The Board of Directors has appointed the executive vice president to serve as the Company’s interim CFO until a replacement is appointed.

Revenues for the quarter ended September 30, 2004 decreased 6.9% to $29,025,000 from $31,191,000 for the same period last year. First quarter net sales from the Craftmade division increased $288,000, or 2.0%, to $14,600,000 compared to $14,312,000 for the same three-month period last year. The increase in sales of the Craftmade segment was primarily related to an increase in outdoor lighting sales, and an increase in sales of the builder’s model fan series. Net sales of the mass retail segment declined $2,454,000, or 14.5%, to $14,425,000 for the three months ended September 30, 2004 from $16,879,000 for the same three-month period last year. The decline was due to a $3,973,000 decline in Design Trends’ sales, partially offset by a net increase in sales of the remaining divisions of the mass retail segment.

Design Trends’ sales decline was primarily due to changes in the buying pattern of its largest mass retail customer. Craftmade’s management receives feedback from this retail customer, primarily at the time of the retail customer’s line review in connection with the annual reset of its lighting program. Based on the most recent line review, management believes that the retail customer remains committed to the lighting program with Design Trends. Management believes the decline in Design Trends’ revenue is related to changes in the retail customer’s sales forecasts, targeted levels of replenishment inventory, targeted inventory turns, and other factors that are within the control of the retail customer.

“Our first quarter 2005 results did not meet our expectations, primarily due to the Design Trends lighting program, higher than anticipated audit expenses, expenses related to compliance with the requirements of the Sarbanes-Oxley Act and costs incurred in determining the effect of FIN 46 as it relates to the Company’s 50% owned subsidiaries,” commented James R. Ridings, Chairman and Chief Executive Officer of Craftmade.

“Additionally, as the scope and costs associated with the new regulatory environment have evolved throughout the year, we anticipate some of the expenses may be considered ‘one-time’ costs. We also anticipate a lesser amount of expenses associated with compliance measures that will become part of the Company’s ongoing SG&A costs.”

Gross profit as a percentage of sales for the three months ended September 30, 2004, declined to 29.4% for the three months ended September 30, 2004, compared to 32.8% for the same period of 2003. The gross profit from the Craftmade division decreased to 38.6% of sales from 40.8% of sales in the year-ago period, primarily due to increased freight costs, and increased product costs as a result of the weakening of the U.S. dollar compared to the Taiwan dollar. The gross margin of the TSI division declined to 20.0% of sales for the three months ended September 30, 2004, compared to 26.0% of sales in the year-ago period. The decline as a percentage of sales was primarily related to an increase in vendor program accruals as a percentage of sales, as well as the implementation of a markdown accrual to set aside funds expected to be provided to a mass retail customer in connection with its annual line review.

Total selling, general and administrative (“SG&A”) expenses of the Company increased $904,000 to $5,409,000 or 18.6% of net sales for the three months ended September 30, 2004, from $4,505,000 or 14.4% of net sales for the same three month period last year. The increase in SG&A expenses was partially related to an increase in advertising costs of the Craftmade division of approximately $250,000, as well as an increase in payroll and benefits cost of the Craftmade division of approximately $100,000. The remainder of the increase was due to costs incurred with respect to the Company’s independent auditors, outside legal counsel, management consultants and contract labor to address internal controls issues and to rectify identified weaknesses. A portion of the increase was also related to the continuing evaluation by the Company’s management and independent auditors of the proper interpretation of FIN 46 with respect to the Company’s 50% owned subsidiaries.

Pre-tax income from the Company’s 50%-owned subsidiaries decreased $1,080,000 to $566,000 for the first quarter from $1,646,000 in the prior-year period. The decline was primarily due to the decline in sales and margins of Design Trends, as discussed above.

“While the Design Trends lighting program performed below our expectations in the first quarter, the overall mass retail division continues to benefit from new product introductions and initial store orders for additional SKUs from existing and new customers,” continued Mr. Ridings. “Additionally, we are committed to improving internal controls and cost efficiencies, and we are intensely focused on becoming the innovative leader, servicing our mass retail and specialty showroom customers. While first quarter results did not meet expectations, we believe that the Company’s long term outlook continues to be strong, and we anticipate that we will achieve earnings per share growth of 10% to 15% for the remainder of fiscal 2005,” concluded Mr. Ridings.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.

Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission.

Craftmade International, Inc.
Summary Statement of Income
Three Months Ended September 30, 2004
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2004	2003
Net sales	$29,025	$31,191
Cost of goods Sold	20,505	20,970

Gross profit	8,520	10,221
Selling, general and administrative expenses	5,409	4,505
Interest expense	230	193
Depreciation	147	154

Total expenses	5,786	4,852
Income before income taxes and minority interest expense	2,734	5,369
Provision for income taxes	770	1,353
Minority interest	566	1,646

Net income	$1,398	$2,370

Diluted earnings per share	$0.27	$0.43
Diluted shares outstanding	5,124	5,481